                                                                     EXHIBIT 2.7

                      MASTER TRANSITION SERVICES AGREEMENT

         THIS MASTER TRANSITION SERVICES AGREEMENT (together with the Exhibits hereto, the "Transition Agreement") is made and entered into as of March 27, 2002 by and between Gates, McDonald & Company, an Ohio corporation ("Gates") or collectively with certain of its Affiliates, "Provider"), and Garcia
Acquisition Sub, Inc., a Missouri corporation ("Recipient"). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Asset Purchase Agreement.

         WHEREAS, Recipient and Gates have entered into an Asset Purchase Agreement, dated as of March 27, 2002, (together with the Disclosure Letter and Exhibits delivered pursuant thereto, the "Asset Purchase Agreement") for the purchase and sale of certain assets of the UCBSG Business of Gates; and

         WHEREAS, Recipient desires to acquire certain services from Gates and/or its Affiliates and Gates and/or its Affiliates desire to provide such services to Recipient that are reasonably necessary to conduct the UCBSG Business; and

         WHEREAS, Recipient and Gates seek an orderly transition of the operation of the UCBSG Business following Closing; and

         WHEREAS, in support of the Asset Purchase Agreement, Gates and Recipient are entering into this Transition Agreement pursuant to which Gates and/or its Affiliates will provide Recipient with the services set forth herein on the terms and subject to the conditions set forth herein.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as a material inducement to Recipient, upon which Recipient relied in executing the Asset Purchase Agreement, the parties agree as follows:

         Section 1.  Scope of Work

         Gates shall make available or provide, or shall cause its Affiliates to make available and provide, to Recipient, following the Closing Date and during the periods described below, the services set forth in Exhibit 1 (more specifically the Transition Services Agreements numbered TSA #1 through #31) hereto (the "Services") pursuant to the terms of this Transition Agreement. Should Recipient desire any services that are not included in the Services, Gates will consider such requests in good faith.

         Section 2.  Term.

         The Services shall be offered and provided for the respective periods as set forth in each individual TSA.

         Section 3.   Pricing.

         The fee, rate or amount to be charged to Recipient for a Service shall be set at the cost or price set forth in Exhibit 1 hereto.

         Recipient shall be responsible for paying for any sales, use or service tax that may be applicable to Services provided under this Transition Agreement.

         Other than as reflected in the Exhibit 1 hereto, each party shall bear its own costs of securing its, or the other party's, confidential, proprietary or other sensitive information.

         Section 4.  Payment.

         Provider shall submit invoices for services on a monthly basis. Payment shall be due within thirty (30) days of receipt of an invoice. Each invoice shall be submitted to Recipient and shall detail:

         o        the service provided;
         o        the quantity or volume of service;
         o        the rate or charge for that service; and
         o        the period over which such service was provided.

         In the event a dispute arises regarding any invoice:

         o        Recipient shall pay all undisputed balances as due; and
         o Disputed items shall be submitted to the Alternative Dispute Resolution process described in Section 14(b)(ii) of the Asset Purchase Agreement.

         Section 5.  Approvals and Licensure.

         This Transition Agreement shall be contingent upon execution by Recipient and Gates of all documents necessary to the close the transactions contemplated in the Asset Purchase Agreement.

         Section 6.  Standard of Performance for Provider.

         Provider agrees that in providing the services under this Transition
Agreement: (i) it shall conduct itself in accordance with standards equal in quality to the commercial and professional standards customarily provided by Provider to the UCBSG Business immediately preceding the Closing Date; (ii) it shall comply in all material respects with all applicable Laws, regulations and orders applicable to the conduct of the activities contemplated hereby; and
(iii) it shall not make or institute any unusual method of doing business, accounting or operation or enter into any transaction which in each case or in the aggregate has a material adverse effect on the services provided herein except with the prior approval of the Recipient. Notwithstanding the foregoing, the failure of Provider to provide such Services in accordance with the standards set forth above, to the extent directly resulting from the failure of Recipient to provide information or services to Provider (after request therefor has been made in writing by Provider), which information or services are reasonably necessary for Provider to perform its duties and obligations under this Transition Agreement, shall not be deemed to be a breach of this Transition Agreement.

         Section 7.  Remedies Upon Default.

         In the event that the service levels or standards hereof are not complied with, the Recipient shall give the Provider written notice of such noncompliance, and the Provider shall then have thirty (30) days from the receipt of such notice to either cure noncompliance or demonstrate its compliance with such service levels or standards. In the event that Provider does not so cure its noncompliance, or alternatively demonstrate its compliance with the service levels or standards required by this Transition Agreement, then payment by Recipient shall not be due to the extent of such noncompliance. The parties agree that, except when damages result from Provider's intentional or willful breach of this agreement or gross negligence, the fees that would be otherwise payable for the involved service shall be the maximum damages for which Provider shall be liable to Recipient. Without in any way limiting the preceding sentence, in no event shall Provider have any liability for any loss of interest, profit or revenue by any other party or for any consequential, indirect, special, punitive or exemplary damages suffered by Recipient, except when damages result from Provider's intentional or willful misconduct or Provider's gross negligence.

         Section 8.  Legal Action.

         In the event that Recipient or Provider or both are made parties to, or threatened with or otherwise receive notice of, any legal or regulatory proceeding arising out of or in connection with the Transition Services, it is agreed that they will promptly notify and cooperate fully with each other to defend, settle, compromise or otherwise resolve such legal or regulatory proceeding consistent with the intent of this Transition Agreement and the Asset Purchase Agreement.

         Section 9.  Intellectual Property.

         (a) To the extent that any of the Services involve the use of or access to the Intellectual Property of Provider, Provider hereby grants to Recipient a nonexclusive, nontransferable, limited right to use and/or access the Intellectual Property necessary to provide the Services described in the Exhibits hereto during the term specified in this Transition Agreement, solely for the purposes and in the manner set forth in such Exhibits; provided, that this Section 9 shall be limited by and subject to all applicable Laws, and any restrictions imposed by third parties owning the Intellectual Property.

         (b) Except as expressly set forth in this Transition Agreement, Recipient shall not (i) assign, sublicense or otherwise transfer or attempt to transfer the Intellectual Property; (ii) permit any third party to use or have access to the Intellectual Property; (iii) modify or reverse engineer the Intellectual Property; or (iv) make any copies of the Intellectual Property.

         (c) Recipient acknowledges and agrees that Provider has and will retain all right, title, interest and ownership in and to Provider's Intellectual Property and Provider's licenses of third-party Intellectual Property and Recipient has no ownership rights in such Intellectual Property and will not acquire such rights by virtue of this Transition Agreement (other than the limited use rights expressly granted herein). Recipient shall keep confidential Provider's Intellectual Property and limit access to the same to those of its employees, agents and sub-contractors who are engaged in the use of such Intellectual Property.

         Section 10. Confidentiality.

         (a) Gates, and Recipient will treat and hold as confidential all confidential and proprietary information concerning the other parties and their businesses, which information is not readily available to the public ("Confidential Information") and will take reasonable actions to ensure such information is not made available to the public. Each party further agrees that it will not at any time (during the term hereof or thereafter) disclose to any person (except Gates or Recipient or their Affiliates and the officers, directors, employees, agents and representatives of Gates or Recipient or their Affiliates who require such information in order to perform their duties in connection with the services provided hereunder and who are informed that such information is confidential).

         (b) In the event that a party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that party will notify the other party promptly of the request or requirement so that the other party may a seek an appropriate protective order or waive compliance with the provisions of this
Section 10(b). If, in the absence of a protective order or the receipt of a waiver hereunder, either such party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such party may disclose the Confidential Information to the tribunal; provided, however, that the disclosing party shall use its reasonable efforts to obtain, at the reasonable request of the other party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as such party shall designate.

         Section 11. Legal Proceedings.

         The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of (a) the state courts located in Columbus, Ohio, and
(b) the United States District Court for the Southern District of Ohio for the purposes of any suit, action or other proceeding arising out of this Transition Agreement or any transaction contemplated hereby. Each of the parties agrees to commence any action, suit or proceeding relating hereto in the United States District Court for the Southern District of Ohio or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, then in the state courts located in Columbus, Ohio. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 11. Nothing herein shall affect or eliminate any right to serve process in any other matter permitted by law. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the state courts located in Columbus, Ohio or (ii) the United States District Court for the Southern District of Ohio, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum or to raise any similar defense or objection.

         The parties agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon a party and may be enforced in any other courts to whose jurisdiction a party is or may be subject, by suit upon such judgment.

         Section 12. Cooperation.

         The parties shall cooperate in a commercially reasonable manner in order that the duties of Provider will be effectively, efficiently and promptly discharged, and will not take any actions which would frustrate the intent of the transactions contemplated by this Transition Agreement. Each party shall, at all reasonable times under the circumstances, make available to the other party properly authorized personnel for the purposes of consultation and decision.

         Section 13. Waivers.

         The terms of this Transition Agreement may be waived only by a written instrument signed by an officer of the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. No waiver on the part of any party of any right, power or privilege, or any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.

         Section 14. Relationship.

         Provider and Recipient are and shall remain independent contractors and not employees or agents of the other party. The parties shall not be deemed to be entering into a partnership or joint venture by virtue of this Transition Agreement. Except as expressly granted in this Transition Agreement or otherwise by the other party in writing or as may be required by applicable law or as necessary to perform the services to be provided hereunder or to obtain the benefits hereof, no party shall have any authority, express or implied, to act as an agent of the other party, or its subsidiaries or Affiliates under this Transition Agreement. Except as otherwise provided by this Transition Agreement, or by any other agreement between the parties, each party shall be responsible for the payment of all employment, income and social security taxes arising in connection with the compensation payable to its personnel involved in the provision of the services hereunder.

         Section 15. Errors and Omissions.

         Any delays, errors or omissions on the part of a party occurring in connection with this Transition Agreement or any transaction hereunder shall not relieve any other party from any liability which would have otherwise attached, had such delay, error or omission not occurred, provided that such error omission is rectified as soon as reasonably practicable after discovery thereof.

         Section 16. Interpretation.

         This Transition Agreement is to be interpreted in the context of the transactions contemplated by the Asset Purchase Agreement. Other than the Asset Purchase Agreement referred to in the preamble hereof, the Escrow Agreement, the Employee Services Agreement, the Lease Services Agreement and the Intellectual Property License, there are no understandings between the parties as to the Transition Services to be provided other than as expressed in this Transition Agreement.

         Section 17. Governing Law.

         This Transition Agreement shall be deemed to have been made under and governed by the laws of the State of Ohio, without regard to any choice of law rules.

         Section 18. Invalidity.

         Unless the invalidity or unenforceability of any provision or portion thereof frustrates the intent of the parties or the purpose of this Transition Agreement, such invalidity or unenforceability shall not affect the validity of enforceability of the other provisions or portions thereof. In the event that such provision shall be declared unenforceable by a court of competent jurisdiction, such provision or portion thereof, to the extent declared unenforceable, shall be stricken. However, in the event any such provision or portion thereof shall be declared unenforceable due to its scope, breadth or duration, then it shall be modified to the scope, breadth or duration permitted by law and shall continue to be fully enforceable as so modified.

         Section 19. Counterparts.

         This Transition Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Transition Agreement shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties hereto.

         Section 20. No Third Party Beneficiaries.

         Nothing in this Transition Agreement is intended or shall be construed to give any third person any legal or equitable right, remedy or claim under or in respect of this Transition Agreement or any provision contained herein.

         Section 21. Assignment.

         This Transition Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and legal representatives. This Transition Agreement is not assignable except by mutual consent of the parties hereto, which consent shall not be unreasonably withheld.

         Section 22. Headings.

         The headings in this Transition Agreement are for the convenience of reference only and shall not affect its interpretation.

         Section 23. Preparation.

         This Transition Agreement has been jointly prepared by the parties hereto and the terms hereof will not be construed in favor of or against any such party by reason of its participation in such preparation.

         Section 24. Reasonableness.

         Each of the parties will act reasonably and in good faith on all matters within the terms of this Transition Agreement.

         Section 25. Notices.

         All notices, requests, demands, approvals and other communications under this Transition Agreement shall be in writing and shall be delivered personally or sent by facsimile transmission followed by confirmation copy sent via certified mail, return receipt requested. Any such notice or other communications shall be deemed given upon actual delivery if presented personally or sent by facsimile transmission, in each case to the following addresses:

                  If to Provider:

                           Gates, McDonald & Company
                           3455 Mill Run Drive
                           Hilliard, OH  43026-9079
                           Attn:    William J. Evans
                                    Finance Officer
                           Facsimile No.:  (614) 777-3051

                  with copies to:

                           Nationwide Mutual Insurance Company
                           Office of General Counsel 1-35-05
                           One Nationwide Plaza
                           Columbus, OH  43215
                           Attn:    Mark E. Hartman
                                    Senior Counsel
                           Facsimile No.: (614) 249-7254

                  If to Recipient:

                           William W. Canfield
                           1850 Borman Court
                           St. Louis, MO  63146
                           Facsimile:  (314) 214-7588

                  Copy each to:

                           R. Randall Wang and John M. Welge
                           Bryan Cave LLP
                           211 North Broadway, Suite 3600
                           St. Louis, MO  63102
                           Facsimile:  (314) 259-2020

         Any party may, by notice given in accordance with this Transition Agreement to the other parties, designate another address or person for receipt of notices hereunder.

         Section 26. Termination.

         Unless a different notice period for termination is stated in an individual TSA, in which case that notice period for termination shall control as to that individual TSA, the agreement for services described herein may be terminated in whole or part by Recipient upon thirty (30) days written notice to Gates as provided for in Section 26. In the event any proceedings are commenced by or against either Gates or Recipient for the purpose of subjecting their respective assets to any law relating to bankruptcy or insolvency or for the appointment of a receiver for the business, property, affairs or revenues of such party, or if either party makes a general assignment of its assets for the benefit of creditors, then and in any such event, the other party may, at its option without further notice or demand, in addition to all other rights and remedies provided at law or in equity, terminate this Transition Agreement and all rights, privileges and licenses granted or created hereunder.

         Section 27. Representative.

         Provider and Recipient will each designate a qualified employee to serve as its principal representative to coordinate and facilitate the provision of Services to Recipient. Such employees designated will be granted sufficient authority to address on behalf of Provider and Recipient all questions and problems arising with respect to the provision of Services to Recipient.

         Section 28. Expenses.

         Provider and Recipient will each bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Transition Agreement and the transactions contemplated hereby.

         Section 29. Obligations; Accounts Receivable

         The parties acknowledge and agree that all Customer Accounts Receivable (as defined in the Asset Purchase Agreement) and all accounts receivable of the UCBSG Business generated from and after the Closing Date (collectively, with the Customer Accounts Receivable, the "Recipient Accounts Receivable") shall be the property of Recipient. Notwithstanding the foregoing, the parties acknowledge and agree that pursuant to the terms of TSA #2, (a) the Provider may collect the Recipient Accounts Receivable for and on behalf of the Recipient from and after the Closing Date during the period in which TSA #2 remains in full force and effect and (b) the Provider shall from time to time pay the obligations of the UCBSG Business that relate to goods or services provided to the UCBSG Business for periods from and after the Closing Date (the "Recipient Obligations") during the period in which TSA #2 remains in full force and effect. At the end of each monthly period during the term of TSA #2 and at such additional intervals thereafter as either party may reasonably request, the Provider agrees to prepare and deliver to the Recipient a detailed statement describing the Recipient

Accounts Receivable collected by Provider for and on behalf of Recipient during the prior monthly period and the Recipient Obligations paid by Provider for and on behalf of Recipient during such monthly period and either (i) pay to Recipient the amount, if any, by which the Recipient Accounts Receivable collected by the Provider for such period exceed the Recipient Obligations paid by the Provider during such period or (ii) deliver an invoice to Recipient for the amount, if any, by which the Recipient Obligations paid by Provider for such period exceeds the Recipient Accounts Receivable collected by Provider during such period. Such invoice shall be due and payable within 10 business days thereafter, unless contested in good faith by the Recipient, in which case Recipient shall pay any uncontested amount within such 10 business day period. Provider agrees to provide Recipient with any reasonable back-up material requested by Recipient with respect to such monthly statements. In addition, each party agrees to take all actions reasonably requested by the other party in order to ensure that Recipient actually receives the benefit of the Recipient Accounts Receivable and Recipient actually bears the burden of the Recipient Obligations.

IN WITNESS WHEREOF, each of the parties has caused this Transition Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                                    GATES, MCDONALD & COMPANY


                                    By
                                       -----------------------------------------
                                       Danny M. Fullerton
                                       President and Chief Operating Officer

                                    GARCIA ACQUISITION SUB, INC.


                                    By
                                       -----------------------------------------
                                       President

                                    EXHIBIT 1
                                    SERVICES

             [SEE ATTACHED TRANSITION SERVICES AGREEMENTS #1 - #31]




The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.